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                                                                   Exhibit 12.1

                           SABRE HOLDINGS CORPORATION
                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                 (IN THOUSANDS)
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
                                                                                                                      THREE MONTHS
                                                                       YEAR ENDED DECEMBER 31,                      ENDED MARCH 31,
                                                      ----------------------------------------------------------  ------------------
                                                        2000      2000      1999      1998     1997(2)   1996(2)    2001      2001
                                                      ----------------------------------------------------------  ------------------
EARNINGS:                                                     Pro Forma (1)                                                  Pro
                                                                                                                           Forma (1)
   Income from continuing operations before taxes(2)  $189,588  $ 26,009  $460,862  $317,287  $323,649  $305,856  $30,268   $36,624
   Minority interests in consolidated subsidiaries     (30,754)  (30,754)      ---       ---       ---       ---   (7,787)   (7,787)
   (Income) loss from equity investees                 (20,849)  (20,849)  (18,037)   (8,887)   (4,916)    7,627   (4,109)   (4,109)
                                                      ----------------------------------------------------------  ------------------
   Income from continuing operations before taxes,
     minority interests  and earnings from equity
     investees                                         137,985   (25,594)  442,825   308,400   318,733   313,483   18,372    24,728
   Add: Total fixed charges (per below)                 41,729    39,963    19,874    21,689    33,883    45,152   20,158    13,802
   Distributed income of equity investees                6,979     6,979     5,965     4,127     2,586       323      ---       ---
                                                      ----------------------------------------------------------  ------------------
      Total earnings                                  $186,693  $ 21,348  $468,664  $334,216  $355,202  $358,958  $38,530   $38,530
                                                      ==========================================================  ==================
FIXED CHARGES:
   Interest expense                                   $ 31,686  $ 29,920  $  9,995  $ 19,493  $ 21,692  $ 27,401  $16,193   $ 9,837
   Estimate of interest within rental expense(3)        10,043    10,043     9,879     2,196    12,191    17,751    3,965     3,965
                                                      ----------------------------------------------------------  ------------------
   Total fixed charges                                $ 41,729  $ 39,963  $ 19,874  $ 21,689  $ 33,883  $ 45,152  $20,158   $13,802
                                                      ==========================================================  ==================
Ratio of earnings to fixed charges                        4.47       .53     23.58     15.41     10.48      7.95     1.91      2.79
                                                      ==========================================================  ==================
____________________________________________________________________________________________________________________________________
(1) The pro forma ratio of earnings to fixed charges gives effect to the Company's repayment of $859 million of borrowings using existing cash balances, proceeds of $661 million from the sale of its information technology outsourcing business and associated assets to Electronic Data Systems Corporation on July 2, 2001 and proceeds from the issuance of $400 million principal amount of 7.35% notes due August 1, 2011 as if such transactions had occurred on January 1, 2000.

(2) Effective on July 1, 2001, the Company completed the sale of the Company's Outsourcing Business.  The Company also entered into agreements with Electronic Data Systems Corporation ("EDS") for (i) EDS to manage the Company's IT systems for 10-years
    (the "IT Outsourcing Agreement"), and (ii) the Company and EDS to jointly market certain IT services and software solutions to the travel and transportation industries (the "Marketing Agreements"). See Note 2 of Notes to the Financial Statements. The
    results of operations of the Outsourcing Business have been reclassified and presented as income from discontinued operations, net, for 2000, 1999 and 1998.  Results of operations for 1997 and 1996 have not been reclassified for discontinued operations due to the changes in the Company's organizational structure beginning in 1998 which limit the ability of the Company to accurately reclassify the results of operations for these periods to present the Outsourcing Business as a discontinued
    operation.

(3) Fixed charges include the estimated interest component of rent expense (one-third of rent expense under operating leases)
    included in income from continuing operations.
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